Exhibit 6.4

Master Technology and Services Agreement

This Master Technology and Services Agreement (the “Agreement”) is made this __ day of ________ 2017, by and among RM Technologies, LLC, a California limited liability company (“RM Technologies”), RM Sponsor, LLC, a California limited liability company (“Sponsor”) and MogulREIT II, Inc., a Maryland corporation (the “Company”).

Recitals

A.          The Company was recently formed by the Sponsor to invest in and manage a diversified portfolio of commercial real estate investments, including loans and equity in commercial real estate ventures.

B.          North Capital Private Securities Corporation, a Delaware corporation (“NCPS”)  and Sponsor have executed that certain Soliciting Dealer Agreement dated ___________, 2017 (the “Soliciting Dealer Agreement”) regarding the securities transaction processing services related to the sales of shares of the Company’s common stock to investors (the “Stockholders”).

C.          RM Technologies operates the website www.realtymogul.com, a platform that permits issuers to connect with prospective investors (the “Platform”).

D.          RM Technologies also generally provides investor communications and technology functions through the Platform.

E.          Sponsor now desires to engage RM Technologies to provide investor communications and technology functions to the Company and its Stockholders and/or potential Stockholders.

In consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties agree as follows:

Section 1.          Platform Services

A.   Sponsor hereby retains RM Technologies as the platform for the sale of shares of the Company’s common stock.

B.   RM Technologies shall:

(i)        Display on the Platform investment opportunities and facilitate Soliciting Dealer’s processing of investments into the Company in accordance with Section 3 hereof;

(ii)       Distribute to the Stockholders  the periodic reports and updates regarding the Company provided by Sponsor or the Company;

(iii)      Convey the inquiries of the Stockholders regarding the Company and/or its investments to Sponsor and/or the Company;

(iv)      Distribute tax packages to the Stockholders based upon the tax documents provided by Sponsor and/or the Company;

(vi)      Disseminate the distribution information provided by Sponsor and/or the Company to the Stockholders via the Platform; and

(vii)     Host the Platform in data centers that are in compliance with payment card industry security standards and use daily security monitoring services provided by McAfee SECURE certification and Incapsula,or similarly featured and reputable services; and

(viii)    Maintain a backup system at a separate location that is owned and operated by a third party.

Section 2.         Utilization of Information

Notwithstanding anything set forth in the Soliciting Dealer Agreement to the contrary, RM Technologies will be permitted to make available to prospective investors (on the Platform or otherwise) any offering documents, photographs, and other informational content relating to the Company that Sponsor and/or the Company provides (the “Offering Materials”), as well as such additional information as RM Technologies may deem advisable to provide to prospective investors.  The posting of any content on the Platform relating to the Company,  its shares of common stock or the subscription for such shares shall be at RM Technology’s sole discretion (after consultation with NCPS);  provided, however, that upon request, Sponsor and the Company shall be provided with a draft of, and shall be consulted with respect to, the proposed content of the material to be posted prior to its being made available publicly on the Platform.  Neither RM Technologies nor NCPS will be required to verify the accuracy and adequacy of the Offering Materials disclosed to potential Investors.  RM Technologies and NCPS shall be entitled to rely upon any representations, warranties or covenants made by any third parties to the Company, or by the Company to any third party, in the Offering Materials.  The Company acknowledges that no party has been retained by RM Technologies or NCPS to independently verify any of such information.  Sponsor, for itself and on behalf of the Company, will be solely responsible for the fairness, accuracy and completeness of the Offering Materials and all other information provided by it.

Section 3.          Company Responsibilities.

A.   Sponsor and the Company agree to:

(i)          Provide assistance answering Stockholders’ questions;

(ii)         Provide educational materials regarding real estate investment trusts;

(iii)        Provide distributions directly to the Stockholders and remittance reports to RM Technologies for each distribution;

(iv)        Provide closing packages to RM Technologies for each Stockholder that invests through the Platform; and

(v)         Cooperate and provide such information and materials as may be necessary per law or per this Agreement and/or the Soliciting Dealer Agreement.

(vi)        Sponsor and/or the Company shall provide to RM Technologies promptly after any disbursement to Stockholders a distribution report in a form agreeable to the parties detailing such disbursement.

B.  The Company agrees it will regularly upload Stockholder reports and/or updates into the appropriate interface located at www.realtymogul.com at such times and in such form and substance as shall be in accordance with all applicable legal or regulatory requirements.

C.  The Company represents and warrants that, to its knowledge, which shall be based on the exercise of due diligence, all information provided by it (including, but not limited to, the financial statements relating to the Company) will be complete and correct in all material respects and will not contain any untrue statement of a material fact or material omissions.  The Company agrees to be truthful, accurate, and not misleading in all oral and written communication with RM Technologies, NCPS, and any prospective investor. The Company will defend, indemnify and hold harmless each of the other parties hereto from any claim or loss arising out of a breach of these representations and warranties.

D.   Company acknowledges and agrees that all potential Stockholders who invest via the Platform will be required to execute an Electronic Consent and Electronic Delivery of Documents agreement in substantially the form attahced hereto as Exhibit A.

Section 4.          Fees.  RM Technologies shall provide the services described herein free of charge to the Company.   At no time shall RM Technologies be considered acting as an asset manager on behalf of the Company and at no time shall any fees owed to RM Technologies by any party be paid from any commissions owed or payable to any other party, including but not limited to NCPS.

Section 5.          No License.  This Agreement shall not be construed as a license to use the Platform or any other intellectual property which Sponsor and/or the Company may gain access to through this Agreement or the Soliciting Dealer Agreement except to the extent and for the purposes expressly provided herein.

Section 6.           Termination; Miscellaneous; Choice of Law.    Any party may (i) terminate this Agreement upon the material breach of another party which remains uncured for 30 days after receipt of written notice of such breach, and (ii) withdraw from this Agreement in the event its performance is prohibited by applicable law or regulation, and RM Technologies may terminate this Agreement at any time prior to the consummation of the Project transaction(s) or at any time that RM Advisers, LLC is not the external manager of the Company.  Upon termination, the parties shall remain subject to the provisions that expressly survive any such termination, or that by their nature, are intended to survive termination, including, without limitation, the non-circumvention provision.  Nothing contained in this Agreement shall be construed to create any rights in any other person not described above who is not a party hereto.  This Agreement may not be assigned without the prior written consent of the other parties hereto, except to an acquirer of substantially all of a party’s stock or assets or in a merger or some similar business combination.  Each party hereto is an independent contractor, and none of the parties may assume or create obligations or liabilities on another’s behalf.  No party has provided another with accounting, tax or legal advice.  Notices and communications shall be deemed to be sufficient if sent by electronic mail to the email addresses set forth below, or to the then known e-mail address of a party.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without giving effect to its conflicts of law provisions.  In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.  This Agreement is the final agreement of the parties with respect to the subject matter hereof and supersedes any prior communications or understandings, cannot be amended unless in a writing signed by all parties, and may be executed in counterparts.

LIABILITY LIMITATION.  EXCEPT FOR AMOUNTS PAYABLE FOR SERVICES PROVIDED UNDER THIS AGREEMENT, AND EXCEPT IN INSTANCES OF FRAUD, BAD FAITH, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS (“EXCLUDED CLAIMS”), NEITHER RM TECHNOLOGIES NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR AGENTS SHALL HAVE ANY LIABILITY, DIRECT OR INDIRECT, CONTINGENT OR OTHERWISE RELATING IN ANY MANNER TO THE SUBJECT MATTER OF THIS AGREEMENT IN EXCESS OF ONE THOUSAND DOLLARS  EXCEPT IN CONNECTION WITH EXCLUDED CLAIMS, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR LOST PROFITS OR REVENUE,

REPUTATIONAL DAMAGE, COSTS OF PROCUREMENT OF SUBSTITUTE SERVICES OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER.

Section 6.          Arbitration.  Except for situations where a party is seeking prompt equitable relief or as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted to a single arbitrator in Los Angeles, California, who has experience in the subject matter of this Agreement.  The parties acknowledge and agree that whether a dispute can be arbitrated will be decided by the arbitrator, in its sole discretion.  The costs of the arbitration, including any arbitration association administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration, except that such fees and costs, as well as reasonable attorneys’ fees, shall be awarded to the prevailing according to the discretion of the arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.  The parties acknowledge and agree that the arbitration will be held in Los Angeles, California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

RM TECHNOLOGIES, LLC
A CALIFORNIA LIMITED LIABILITY COMPANY

By:
Jilliene Helman
Chief Executive Officer

COMPANY

MOGULREIT II, INC.
A MARYLAND CORPORATION

By:
Jilliene Helman
Chief Executive Officer

SPONSOR

RM SPONSOR, LLC
A CALIFORNIA LIMITED LIABILITY COMPANY

By:
Jilliene Helman
Chief Executive Officer